Exhibit 10.6

OMNIBUS PURCHASE AND SALE AND FORMATION TRANSACTIONS

AGREEMENT

By and Among

THE SELLERS IDENTIFIED HEREIN

(“Sellers”)

COLUMBIA SUSSEX CORPORATION

(“CSC”)

and

CLEARVIEW HOTEL OPERATING PARTNERSHIP, L.P.

(“Purchaser”)

i

ARTICLE 8. REPRESENTATION AND WARRANTIES		21
8.1	CSC Party’s Representations and Warranties	21
8.2	Purchaser’s Representations and Warranties	23

ARTICLE 9. DEFAULT AND REMEDIES/RIGHT TO TERMINATE		24
9.1	Seller’s Default	24
9.2	Purchaser’s Default	24

ARTICLE 10. TERMINATION RIGHTS		24
10.1	Termination	24

ARTICLE 11. INDEMNIFICATION AND SURVIVAL		25
11.1	Indemnification by Sellers	25
11.2	Indemnification by Purchaser	25
11.3	Limitations on Indemnification	26
11.4	Survival of Obligations	26
11.5	Indemnification Procedure	27
11.6	Survival	27

ARTICLE 12. MISCELLANEOUS		28
12.1	Parties Bound	28
12.2	Headings	28
12.3	Invalidity and Waiver	28
12.4	Governing Law	28
12.5	Survival	28
12.6	No Third Party Beneficiary	28
12.7	Entirety and Amendments	28
12.8	Time	28
12.9	Confidentiality	28
12.10	Enforcement Expenses	29
12.11	Notices	29
12.12	Construction	30
12.13	Calculation of Time Periods	30
12.14	Execution in Counterparts	30
12.15	Further Assurances	30
12.16	Cooperation	30

ii

SCHEDULES AND EXHIBITS

SCHEDULE 1	LIST OF SELLER PARTIES
SCHEDULE 2	LIST OF HOTELS
SCHEDULE 3	LIST OF ASSUMED LOANS
SCHEDULE 4	ALLOCATION OF AGGREGATE PURCHASE PRICE
SCHEDULE 7.2	APPROVED CSC COSTS

EXHIBIT A 1-14	LEGAL DESCRIPTIONS
EXHIBIT B	FORM OF HOTEL PURCHASE AND SALE AGREEMENT
EXHIBIT C	FORM OF HOTEL MANAGEMENT AGREEMENT
EXHIBIT D	STRATEGIC ALLIANCE AGREEMENT
EXHIBIT E	S-11
EXHIBIT F	UNDERWRITING AGREEMENT

iii

OMNIBUS PURCHASE AND SALE AND FORMATION TRANSACTIONS

AGREEMENT

THIS OMNIBUS PURCHASE AND SALE AND FORMATION TRANSACTIONS AGREEMENT (this “Agreement”) is made as of May 11, 2010 by and between (A) the entities identified on Schedule 1 attached hereto (each an “Seller” and, collectively, the “Sellers”), (B) Columbia Sussex Corporation, a Kentucky corporation (“CSC” and, collectively with the Sellers, the “CSC Parties” or the “Seller Parties”) and (C) Clearview Hotel Operating Partnership, a Delaware limited partnership (“Purchaser”).

RECITALS

A. Each Seller owns, directly or indirectly, the hotel (and related facilities) identified on, and set forth in, Schedule 2 (individually a “Hotel” and together, the “Hotels”), all as more specifically described in this Agreement and the Hotel Purchase and Sale Agreements (as defined below); and

B. The Sellers desire to sell the Hotels along with the property and assets described herein to Purchaser, and Purchaser desires to purchase the Hotels along with property and assets described herein from the Sellers, on the terms set forth in this Agreement and the Hotel Purchase and Sale Agreements (as defined below).

NOW, THEREFORE, with reference to the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Sellers and Purchaser hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.01 Definitions. Certain terms, capitalized but not defined in the body of this Agreement shall have the meanings ascribed to them as set forth below:

“2010 Earnout Threshold” means the aggregate EBITDA for all of the Hotels (derived using the results of an audit conducted by a national accounting firm in accordance with the Hotel Management Agreement for each Hotel) for calendar year 2010 is greater than Forty-Seven Million Dollars ($47,000,000).

“2011 Earnout Threshold” means the aggregate EBITDA for all of the Hotels (derived using the results of an audit conducted by a national accounting firm in accordance with the Hotel Management Agreement for each Hotel) for calendar year 2011 is greater than Fifty-One Million Seven Hundred Thousand Dollars ($51,700,000).

“Account Cash” means the balances of all cash and securities and other instruments held by a Seller or by the existing manager or for the benefit of a Seller or a Hotel and deposited, held or contained in any account, bank or vault, except for Cash On Hand.

“Affected Hotel” is defined in Section 5.6(a) and Section 5.7(a).

“Affiliate” means: (a) an entity that directly or indirectly controls, is controlled by or is under common control with the party in question; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations; or (b) an entity at least a majority of whose economic interest is owned by the party in question; (c) an entity for which the party in questions serves as general partner, manager or managing member.

“Additional Property” is defined in Section 5.5.

“Aggregate Purchase Price” is defined in Section 3.1.

“Assumed Liabilities” is defined in Section 2.3.

“Assumed Loans” shall mean the loans set forth on Schedule 3 attached hereto which, in accordance with the terms of the Hotel Purchase and Sale Agreements for the applicable Hotels, Purchaser (or its designee) shall assume at Closing, pursuant to such agreements.

“Bookings” means all bookings and reservations for guest, conference and banquet rooms or other facilities (including recreational facilities) at the Hotels.

“Books and Records” means all books and records located at the Hotels or otherwise in the possession of any Seller which relate exclusively to the Hotels or the Business, including, but not limited to, (A) all Tenant Leases, Equipment Leases, Service Contracts and related counterparty written correspondence, billing and other files, (B) all property surveys, environmental assessments or audits, geophysical, soils, seismic, geologic environmental (including with respect to the impact of materials used in the construction or renovation of any of the Improvements) reports, studies and certificates relating to the Property and (C) all accounting, tax, financial and other information obtained in the ordinary course of business (including guest history information and profiles) relating to the Business, but expressly excluding all documents and materials which are (i) subject to attorney-client privilege or constitute attorney work-product, (ii) subject a confidentiality agreement with a bona fide third-party prohibiting their disclosure or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence relating to the valuation of any portion of the applicable Hotel, operational strategy for the Business or the analysis of competitors or similar purpose which would customarily be kept confidential from the purchaser of hotel properties, in each case prepared by or on behalf of any officer or employee of any Seller, including, without limitation, all employee personnel records and payroll files.

“Business” means the lodging and other businesses and all activities related thereto conducted at the Hotels, and other portions of the Real Property, including, without limitation, (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotels, (ii) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotels, (iii) the rental of any commercial or retail space to tenants at the Hotels, (iv) the operation of any recreational facility at the Hotels, (v) the maintenance and repair of the Real Property and Tangible Personal Property, and (vi) the payment of taxes related to all of the above (other than income, transfer or similar taxes).

“Business Day” means any day other than a Saturday, Sunday or legal holiday for national banks in New York, NY.

“Cash On Hand” means any and all till money and house banks, and all checks, travelers’ checks, and bank drafts paid by guests of the Hotels and located at the Hotels, specifically excluding, however, all Account Cash.

“Casualty” is defined in Section 5.6.

“Claims” means any lawsuit, litigation, suit, demand, lien, allegation, action or cause of action.

“Closing” is defined in Section 6.2.

“Closing Date” is defined in Section 6.2.

“Columbus Property” is defined in Section 2.5.

“Condemnation” is defined in Section 5.7.

“CSC” is defined in the opening paragraph of this Agreement.

“CSM” is defined in Section 5.4.

“EBITDA” means the net income, or earnings, for a Hotel, before interest, income taxes (but excluding license fees and franchise, gross receipts, use or sales taxes), depreciation and amortization, non-cash write-offs of Tangible Personal Property, gain or loss on early extinguishment of debt, and any non-cash charges for impairment of real estate, intangible assets or goodwill (but excluding any accrual and estimates of deferred expenses). For avoidance of doubt, in calculating EBITDA for purposes of determining whether the 2010 Payment and/or the 2011 payment shall be payable under Section 3.3 hereof, the full amount of the Management Fees (as defined in a Hotel Management Agreement) otherwise due under the terms of the Management Agreement shall be included as an expense, and any reduction in the Management Fees otherwise payable due to the application of Section 5 of the Strategic Alliance Agreement shall be disregarded.

“Effective Date” means the date of this Agreement set forth above in the introductory paragraph.

“Equipment Leases” means all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotels which are held by the applicable Seller (or any Affiliate thereof).

“Excess Equity Raise” means the amount, if any, by which the proceeds from the issuance of the shares of REIT Common Stock pursuant to the IPO (net of the underwriters’ discount and excluding any proceeds resulting from the sale of REIT Common Stock pursuant to an exercise of the over-allotment option) exceed Three Hundred Seventy One Million Dollars ($371,000,000).

“Excess Payment” is defined in Section 3.2(b).

“F&B” means all food and beverages (alcoholic and non alcoholic) which are located at the Hotels (whether opened or unopened), or ordered for future use at the Hotels as of the Closing, including, without limitation, all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under any applicable laws or regulations affecting the applicable Hotel as determined reasonably and in good faith by the parties.

“FF&E” means all fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Hotels, or ordered for future use at the Hotels as of the Closing, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hotel” means any hotel listed on Schedule 2 attached hereto.

“Hotel Executive” means any of the following positions at a Hotel (if applicable): the general manager, controller, director of sales or marketing, director of food and beverage, chief engineer, human resources director and director of catering for any Hotel.

“Hotel Manager” means CSM or any Affiliate of CSM.

“Hotel Management Agreement” is defined in Section 5.4.

“Hotel Purchase Price” is defined in Section 3.1.

“Hotel Purchase and Sale Agreements” is defined in Section 5.3.

“Improvements” means all buildings, structures and other improvements located on or affixed to the Land (subject to the terms of ground leases, if applicable) and all fixtures on the Land which constitute real property under Applicable Law.

“Indemnification Claim” is defined in Section 11.4.

“Indemnified Party” is defined in Section 11.4.

“Indemnitees” means a party’s partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, Affiliates, representatives, and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors, members, shareholders, managers, advisors, Affiliates, representatives and other agents.

“Indemnitor” is defined in Section 11.4.

“Intangible Personal Property” means, collectively, the Tenant Leases, the Equipment Leases, the Service Contracts, the Licenses and Permits, the Books and Records, the Plans and Specifications, the Warranties, the Bookings and the Intellectual Property.

“Intellectual Property” means all right, title and interest held by the Sellers in and to the trademarks, trade names, service marks and other intellectual property used in connection with the Hotels and the Business.

“IPO” is defined in Section 6.1.

“IPO Marketing” is defined in Section 10.1.

“IPO Share Price” is defined in Section 3.3(b).

“IT Systems” means all computer hardware, telecommunications and information technology systems located at the Hotels, and Sellers’ interest in all computer software used at the Hotels (subject to the terms of any applicable third party license agreement).

“Knoxville Property” is defined in Section 2.5.

“Land” means the land for each applicable Hotel described in Exhibits A-1 through A-14, together with all appurtenant easements and any other rights and interests appurtenant thereto.

“Liabilities” means any and all liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency or any third party, and any and all reasonable attorneys’, consultants’ and expert witness fees and expenses.

“Licenses and Permits” means all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any governmental or quasi-governmental agency which are held by any Seller with respect to the Real Property, the F&B or the Hotels, including, without limitation, those necessary for the construction, use, ownership or operation of the Hotels.

“Material Casualty” is defined in Section 5.6(a).

“Material Condemnation” is defined in Section 5.7(a).

“Outside Date” is defined in Section 10.1(b).

“Parties” means, collectively, the Sellers, CSC, Purchaser and Clearview.

“Payment Date” is defined in Section 3.5.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or representative capacity.

“Personal Property” means, collectively, the Tangible Personal Property and the Intangible Personal Property.

“Plans and Specifications” means all plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotels or in the Sellers’ possession related to the Hotels or the Real Property.

“Property” means, with respect to those hotels owned in fee by the applicable Seller, collectively, the Real Property and the Personal Property, and with respect to those hotels in which the applicable Seller has a leasehold interest pursuant to a ground lease or other leasehold interest, all of the applicable Seller’s interest in the ground lease or other leasehold interest, the Improvements and the Personal Property.

“Purchaser” is defined in the opening paragraph of this Agreement.

“Real Property” means, collectively, the Land and the Improvements.

“REIT” is defined in Section 3.2(b).

“REIT Common Stock” is defined in Section 3.2(b).

“Retail Merchandise” means all merchandise located at the Hotels and held for sale to guests and customers of the Hotels or the public, or ordered for future sale at the Hotels as of the Closing, including, without limitation, the inventory held for sale in any gift shop, pro shop or newsstand operated by any Seller or manager of any Hotel, but expressly excluding the F&B and any merchandise of any tenant not affiliated with either the applicable Seller or the manager of the applicable Hotel.

“Retained Liabilities” is defined in Section 2.4.

“S-11” is defined in Section 6.1(a).

“SEC” is defined in Section 6.1(a).

“Seller” and “Sellers” are defined in the opening paragraph of this Agreement.

“Service Contracts” means all maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements for goods or services which are held by the Sellers (or any Affiliates thereof) in connection with the Business, other than the Tenant Leases, Equipment Leases, union contracts or any collective bargaining agreements, the Licenses and Permits, the existing franchise license agreements and the existing hotel management agreements.

“Strategic Alliance Agreement” is defined in Section 5.4.

“Supplies” means all china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotels or ordered for future use at the Hotels as of the Closing.

“Survival Period” is defined in Section 11.4.

“Tangible Personal Property” means, collectively, the FF&E, the Supplies, the IT Systems, the F&B and the Retail Merchandise.

“Tenant Leases” means all leases, subleases, licenses, concessions and similar agreements granting to any other party the right to use or occupy any portion of the Real Property (including any guaranty given by any party with respect to the obligations thereunder), other than the existing hotel management agreements and the Bookings.

“Transaction Costs” means the reasonable, aggregate out-of-pocket costs, in each case incurred after April 13, 2010, of (1) any and all expenses incident to IPO and all transactions related thereto, including, but not limited to, the REIT’s underwriters discounts and commissions all registration and filing fees, all fees and expenses associated with listing on a stock exchange or automated quotation system, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters or holders of securities in connection with blue sky qualifications of the securities and determination of their eligibility for investment under the laws of such jurisdictions), printing expenses, messenger, telephone and delivery expenses, the expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution, all fees, expenses and costs of investment bankers, accountants, brokers, attorneys, paralegals, consultants or any other third party adviser and all corporate, franchise, registration, filing or other similar fees, (2) all transfer, sales, bulk sales, conveyance, mortgage, stamp or any other similar tax or recording charge incurred or assessed in connection with the sale, conveyance, assignment and transfer of the Property (whether by deed or pursuant to an assignment of a ground lease), (3) all title insurance premiums, fees and expenses (including, but not limited to, any escrow fees or charges) of the Title Company, (4) all costs of, Purchaser’s due diligence activities, including, but not limited to, the cost of (i) all fees and expenses of accountants, and (ii) all third party reports (including, but not limited to, property condition reports and environmental reports), analyses, surveys (including any ALTA/ACSM land surveys), summaries, abstracts, memoranda, testing, investigations and presentations, (5) the cost of all (a) loan assumption fees and expenses, (b) ground lease consent and estoppel fees and expenses, (c) franchise license application fees and expense, (d) fees and expenses to transfer and assign any of the Operating Agreements, Leases, Licenses or Permits (including, but not limited to, the liquor licenses) that are to be transferred to and assumed by Purchaser pursuant to the Hotel Purchase and Sale Agreements, in each instance, including, any attorney’s fees and expenses and (6) all costs and expenses incurred in connection with the preparation and negotiation of this Agreement, the Hotel Purchase and Sale Agreements, the Hotel Management Agreements and all other related agreements, provided, that “Transaction Costs” shall not include (i) any costs or expenses related to the Additional Property or (ii) legal costs incurred by any of the CSC Parties.

“Warranties” means all warranties and guaranties held by the Sellers with respect to any Improvements, Personal Property or Service Contracts.

1.02 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits or Schedules refer to the Exhibits or Schedules attached to this Agreement. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Headings are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

ARTICLE 2. PROPERTY AND ASSETS

2.01 Description of Property. Subject to the terms set forth in this Agreement and each applicable Hotel Purchase and Sale Agreement, at the Closing, each of the Sellers shall sell, convey, transfer, assign and deliver to Purchaser (or Purchaser’s designee), and Purchaser (or Purchaser’s designee) shall purchase, assume and accept from the Sellers, the Property.

2.02 Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests with respect to each Hotel (if applicable) set forth in this Section 2.2 (the “Excluded Property”) are excluded from the Property:

(a) Cash. All Account Cash, and any reserves for taxes, insurance and the replacement of fixtures, furnishings and equipment, all of which are owned and to be retained by the Sellers or any Affiliate of the Sellers, but excluding any other reserves held by any lender on behalf of the borrower with respect to the Assumed Loans for which the applicable Seller gets proration credit pursuant to the applicable Hotel Purchase and Sale Agreement;

(b) Existing Management Agreements. Although not included in the Property, for the avoidance of doubt, the existing management agreement for each Seller, which shall be terminated by the applicable Seller at Closing; and

(c) Existing Franchise Agreements. Although not included in the Property, for the avoidance of doubt, the existing franchise agreements, including, without limitation, any obligations to complete property improvement plans in connection therewith.

2.03 Assumed Liabilities. At Closing, Purchaser shall assume all Liabilities (the “Assumed Liabilities”): (i) with respect to the Property and the Business first arising or accruing on or after the Closing Date; (ii) with respect to all Tangible Personal Property ordered for future use at the Hotels in accordance with the provisions hereof as of the Closing Date, including open purchase orders and related accounts payable; (iii) first arising or accruing prior to the Closing Date to the extent provided for in a Hotel Purchase and Sale Agreement; and (iv) other liabilities specifically set forth in a Hotel Purchase and Sale Agreement. The Parties’ rights and obligations under this Section 2.3 shall survive the Closing and shall not be deemed merged with any instrument of conveyance executed or delivered in accordance with the Hotel Purchase and Sale Agreements.

2.04 Retained Liabilities. Except as otherwise expressly set forth in this Agreement, at Closing, the Sellers shall retain all Liabilities (the “Retained Liabilities”): (i) with respect to the Property and the Business first arising or accruing prior to the Closing Date; and (ii) related to the Excluded Property. The Parties’ rights and obligations under this Section 2.4 shall survive the Closing and shall not be deemed merged with any instrument of conveyance executed or delivered in accordance with the Hotel Purchase and Sale Agreements.

2.05 Columbus West Courtyard by Marriott. Purchaser, in its sole discretion, may elect to cause CSC to cause its Affiliate to sell to Purchaser (or Purchaser’s designee) the property commonly known as the Columbus West Courtyard by Marriott (the “Columbus Property”), in lieu of acquiring the Hotel commonly known as the Marriott Knoxville (the “Knoxville Property”), by providing CSC with written notice of such election within thirty (30) days after the execution of this Agreement. In the event that Purchaser provides CSC such notice electing to acquire the Columbus Property, in lieu of the Knoxville Property, the Parties shall amend and restate this Agreement in its entirety to incorporate the addition of the Columbus Property and removal of the Knoxville Property, including making the following revisions: (i) the definition of 2010 Earnout Threshold shall be modified by deleting “Forty-Seven Million Dollars ($47,000,000)” and replacing it with “Forty-Five Million Three Hundred Thousand Dollars ($45,300,000)” and the definition of 2010 Earnings Threshold in the Hotel Management Agreement shall be modified by deleting “Forty-Six Million Dollars ($46,000,000)” and replacing it with “Forty-Four Million Three Hundred Thousand Dollars ($44,300,000); (ii) the definition of 2011 Earnout Threshold (and the definition of 2011 Earnings Threshold in the Hotel Management Agreement) shall be modified by deleting “Fifty-One Million Seven Hundred Thousand Dollars ($51,700,000)” and replacing it with “Forty Nine Million Eight Hundred Thirty Thousand Dollars ($49,830,000)”; (iii) Schedule 2 shall be amended by deleting the Knoxville Property and adding the Columbus Property; (iv) the definition of “Excess Equity Raise” shall be modified by deleting “Three Hundred Seventy One Million Dollars ($371,000,000)” and replacing it with “Three Hundred Seventy-Six Million Seven Hundred Thousand Dollars ($376,700,000)”; and (v) the Aggregate Purchase Price set forth in Section 3.1 shall be modified by deleting “Five Hundred Eighteen Million Dollars ($518,000,000)” and replacing it with “Four Hundred Ninety-Four Million Two Hundred Thousand Dollars ($494,200,000)”.

ARTICLE 3. PURCHASE PRICE

3.01 Aggregate Purchase Price for Property. The aggregate purchase price to be paid by Purchaser to the Sellers for the Hotels at the Closing shall be Five Hundred Eighteen Million Dollars ($518,000,000) (the “Aggregate Purchase Price”), payable in cash or by assumption of the Assumed Loans, as more specifically set forth in the Hotel Purchase and Sale Agreements. The Aggregate Purchase Price shall be allocated to each Hotel as set forth on Schedule 4 attached hereto (each, a “Hotel Purchase Price”) and shall be subject to adjustment in accordance with the terms of this Agreement and the Hotel Purchase and Sale Agreements.

3.02 Closing Adjustments to Purchase Price. In addition to, but without duplication of, any adjustments to the Aggregate Purchase Price made pursuant to any of the Hotel Purchase and Sale Agreements, the Aggregate Purchase Price payable hereunder shall be increased by an amount, if any, equal to eighty percent (80%) of the Excess Equity Raise (the “Excess Payment”); provided, however, that the Purchaser may elect, in its sole discretion, to pay up to 50% of any such increase through the issuance of shares of common stock, par value $0.01 per share (“REIT Common Stock”), of Clearview Hotel Trust, Inc., a Maryland corporation and the sole general partner of the Purchaser (the “REIT”). The Excess Payment shall be allocated among the Hotels on a pro rata basis in accordance with the relative allocations of value to such Hotels on Schedule 4 attached hereto. If Purchaser elects to issue REIT Common Stock pursuant to this clause (b), then the actual number of shares issued to the Sellers in the aggregate pursuant to this clause (b) shall equal the quotient resulting from (x) the dollar value of the portion of the Excess Payment which Purchaser has elected to satisfy through the issuance of shares (not to exceed 50% of the total Excess Payment) divided by (y) the price per share at which shares of REIT Common Stock are actually sold in the IPO (the “IPO Share Price”). With respect to any shares issued pursuant to this clause (b), CSC agrees to execute, prior to the issuance of any such shares, a lock-up agreement restricting the transfer of any such shares in a form substantially similar to the lock-up agreement executed by members of senior management of the REIT in connection with the IPO prior to issuance of such shares; provided, that such agreement shall not restrict the Sellers’ transfer of the REIT Common Stock for more than one hundred and eighty (180) days following the transfer of such shares to the Sellers.

3.03 Additional Purchase Price.

(a) In addition to the Aggregate Purchase Price payable hereunder, Purchaser shall pay the following amounts:

(i) Subject to the terms and conditions set forth herein, if calendar year 2010 EBITDA for the Hotels exceeds the 2010 Earnout Threshold, Ten Million Dollars ($10,000,000) (such amount, the “2010 Payment”), payable in cash or, in Purchaser’s sole discretion, in shares of REIT Common Stock as more particularly described below; and

(ii) Subject to the terms and conditions set forth herein, if calendar year 2011 EBITDA for the Hotels exceeds the 2011 Earnout Threshold, Ten Million Dollars ($10,000,000) (the “2011 Payment”) payable in cash or, in Purchaser’s sole discretion, in shares of REIT Common Stock as more particularly described below.

(b) If, during calendar year 2010, (i) Purchaser sells any Hotel or (ii) Purchaser transfers operational control of any Hotel to any party other than CSM or an Affiliate of CSM (other than as a result of a termination by the Lessee thereunder of the applicable Hotel Management Agreement pursuant to Section 3.4, 3.5, 3.6, 15.1 or 15.2 thereof), or (iii) any Hotel Management Agreement is terminated by the Manager thereunder pursuant to Section 15.1 or 15.2 thereof, Purchaser shall pay to Sellers the 2010 Payment, regardless of whether Sellers satisfy the 2010 Earnout Threshold. If, during calendar year 2011, (i) Purchaser transfers operational control of any Hotel to any party other than CSM or an Affiliate of CSM (other than as a result of a termination by the Lessee thereunder of the applicable Hotel Management Agreement pursuant to Section 3.4, 3.5, 3.6, 15.1 or 15.2 thereof), or (ii) any Hotel Management Agreement is terminated by the Manager thereunder pursuant to Section 15.1 or 15.2 thereof, Purchaser shall pay to Sellers the 2011 Payment, regardless of whether Sellers satisfy the 2011 Earnout Threshold.

3.04 Payment of 2010 Payment and 2011 Payment. Within five (5) Business Days following the completion of the annual audits for the Hotels (as more particularly described in the Hotel Management Agreement for each Hotel) for each of calendar year 2010 and calendar year 2011, Purchaser shall deliver in writing to the Sellers its determination, along with corresponding supporting documentation, of whether or not the 2010 Earnout Threshold and the 2011 Earnout Threshold, as applicable, was satisfied (the “Earnings Assessment”). The Sellers shall have ten (10) Business Days following receipt of the Earnings Assessment to either (i) approve or (ii) disapprove, in writing, the Purchaser’s assessment (the “Earnings Objection Notice”). If the Sellers do not respond with such ten day period, the Sellers shall be deemed to have approved the Purchaser’s determination set forth in the Earnings Assessment. If the Sellers do not approve or otherwise agree with the Purchaser’s Earnings Assessment, then the Sellers shall submit to Purchaser concurrently with the Sellers’s Earnings Objection Notice its assessment of the satisfaction of the 2010 Earnout Threshold or the 2011 Earnout Threshold, as applicable, together with corresponding supporting documentation. Thereafter, the parties shall, in good faith, attempt to resolve any differences with respect to the assessment of the satisfaction of the 2010 Earnout Threshold or the 2011 Earnout Threshold, as applicable, within ten (10) days. If after such ten day period the parties are still unable to reach agreement, then the Sellers and Purchaser shall submit the dispute to an arbitration firm or individual of national reputation specializing in hotel ownership, operations and financial performance having not less than ten years’ experience. In the event Purchaser and Sellers cannot agree on a single such expert within thirty (30) days after one of the Parties so requests, the Sellers shall select one expert and the Purchaser shall select one expert, and those two experts shall select a third. If within thirty (30) days after one of the parties has requested resolution by an expert, any party has not selected an expert or the two experts have not agreed on a third expert, application shall be made to the American Arbitration Association in Los Angeles, California, to appoint such an expert. The Sellers and Purchaser shall honor the determination of the expert jointly selected or, if they cannot agree, the third expert selected by the two experts appointed by the parties or by the American Arbitration Association, as the case may be.

Once approved (or deemed approved), the 2010 Payment or the 2011 Payment, as applicable, if due and payable, shall be paid by Purchaser or the REIT to the Sellers within five (5) Business Days following such approval (such date, the “2010 Payment Date” or the “2011 Payment Date”), as applicable) in cash or shares of REIT Common Stock, at the Purchaser’s option, on a pro rata basis in accordance with the relative allocations of value to each Sellers’ Hotel set forth on Schedule 4 attached hereto, equal to Ten Million Dollars ($10,000,000). If Purchaser elects to make such payment in REIT Common Stock, the actual number of shares issued to the Sellers (on a pro rata basis as described in the preceding sentence) shall be the quotient of Ten Million Dollars ($10,000,000) divided by the average daily closing share price for the month of December of the immediately preceding year (i.e., December 2010 or December 2011, as applicable). The Sellers agree and acknowledge that any such shares of REIT Common Stock issued to the Sellers as a 2010 Payment or 2011 Payment shall not be sold or transferred by the Sellers for a period of one hundred and eighty (180) days following the transfer of such shares to the Sellers.

3.05 Issuance of Shares. If Purchaser elects to pay the 2010 Payment or the 2011 Payment, subject to the terms and conditions set forth above, in shares of REIT Common Stock, but, in its sole discretion, concludes that any of the Sellers, CSM or the REIT may be deemed to be in possession of material non-public information regarding the REIT, then Purchaser may deliver a notice to the Sellers prior to the 2010 Payment Date or the 2011 Payment Date, as applicable, stating that it has concluded that any of the Sellers, CSM or the REIT may be deemed to be in possession of material non-public information regarding the REIT. Following delivery of such notice, Purchaser may defer issuance of the applicable shares of REIT Common Stock until it has received from the Sellers a written acknowledgment that any of the Sellers, CSM or the REIT may be deemed to be in possession of material non public information regarding the REIT and agreeing, in writing , not to sell such shares of REIT Common Stock during the period ending on the earlier of (a) the date that is three months after the issuance of such shares to Sellers or (b) such time as the material non public information becomes public.

3.06 Adjustment Due to Casualty or Condemnation or Sale of a Hotel in 2011. In the event (i) any Hotel sustains a Material Casualty or Material Condemnation (either, a “Material Loss”), at any time during calendar year 2010 or calendar year 2011 or (ii) Purchaser sells a Hotel in 2011, then in either event CSC may elect, in accordance with Section 3.6(e) below, to adjust the calculation of the 2010 Earnout Threshold and/or 2011 Earnout Threshold, as applicable, and EBITDA used in determining whether those thresholds are met, in accordance with this Section 3.6. If the Material Loss occurs in calendar year 2010, the 2010 Earnout Threshold shall be reduced by an amount equal to the 2010 Earnout Threshold multiplied by (i) a fraction, the numerator of which is amount of the Aggregate Purchase Price allocated to the Affected Hotel, and the denominator of which is the Aggregate Purchase Price (the “Affected Hotel Percentage”); multiplied further by (ii) a fraction, the numerator of which is the number of days remaining in calendar year 2010 following the month-end immediately preceding the Material Loss, and the denominator of which is 365.

(a) If a Material Loss or the sale of a Hotel occurs in calendar year 2011, the 2011 Earnout Threshold shall be reduced by an amount equal to the 2011 Earnout Threshold multiplied by (i) the Affected Hotel Percentage; multiplied further by (ii) a fraction, the numerator of which is the number of days remaining in calendar year 2011 following the month-end immediately preceding the Material Loss, and the denominator of which is 365.

(b) If a Material Loss occurs in calendar year 2010 and continues to adversely impact the operation of the Affected Hotel in 2011, the 2011 Earnout Threshold shall be reduced by an amount equal to the 2011 Earnout Threshold multiplied by the Affected Hotel Percentage.

(c) If CSC elects to adjust the 2010 Earnout Threshold and/or 2011 Earnout Threshold, as set forth above, calendar year 2010 EBITDA and/or calendar year 2011 EBITDA, as applicable, (i) shall exclude all net income or earnings from the Affected Hotel from and after the month-end immediately preceding the Material Loss or sale and (ii) shall be reduced in the case of a Material Loss, without duplication, by the sum of (x) any insurance deductibles and (y) costs incurred repairing any uninsured casualty.

(d) If there occurs a sale at a Hotel in calendar year 2011, CSC shall have the additional option to reduce the 2011 Earnings Threshold by an amount equal to the 2011 Earnout Threshold multiplied by the Affected Hotel Percentage and to subtract all EBITDA for 2011 for the Hotel that is sold from the calculation of EBITDA made to determine whether the 2011 Earnout Threshold has been met.

(e) In order to elect the adjustments set forth in this Section 3.6, CSC shall deliver to Purchaser written notice of such election and the calculation of the 2010 Earnout Threshold or 2011 Earnout Threshold, as applicable, along with the calculation of EBITDA for the applicable calendar year, within thirty (30) days following the Material Loss or the sale, as applicable.

3.07 Survival. The terms and conditions of this Article 3 (and the schedules referenced herein) shall survive the Closing and shall not be deemed merged with any instrument of conveyance executed or delivered in accordance with the Hotel Purchase and Sale Agreements.

ARTICLE 4. DUE DILIGENCE

4.01 Due Diligence Inspections. Purchaser and its representatives shall be permitted to enter upon each of the Hotels to examine, inspect and investigate the Property, including, but not limited to, the Books and Records (all such activities, “Due Diligence”). Prior to entering upon the Property for the purpose of conducting its Due Diligence (whether itself or through one its representatives) Purchaser shall provide prior notice to CSC, which notification may be verbal (followed promptly with a confirmatory email), of its intent to enter a Hotel to conduct Due Diligence. At CSC’s election, a representative of CSC may be present during any entry by Purchaser or its representatives at the Hotel for Due Diligence. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives unreasonably interfere with the guests of the Hotels or ongoing operations occurring at the Hotels. Purchaser shall not cause or permit any mechanic liens, materialmen’s liens or other liens to be filed against any Hotel as a result of its Due Diligence.

4.02 Testing. Purchaser shall have the right to conduct any inspections, studies or tests that Purchaser deems appropriate in determining the condition of any of the Hotels; provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting the Property, including, without limitation, any so-called Phase II environmental assessment, without the prior written consent of CSC for such testing, to be provided in CSC’s reasonable discretion. Notwithstanding the foregoing, Purchaser shall have the right to conduct a non-intrusive Phase I environmental assessment without obtaining the Seller’s prior consent, provided that such Phase I shall not include any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting the Property. The Sellers shall deliver to Purchaser copies of all environmental and/or soil testing reports of the Property that are in its possession or control.

4.03 Indemnity and Insurance. Purchaser agrees to save, protect, defend, indemnify and hold the Sellers and their Indemnitees harmless from and against any and all Liabilities suffered or incurred by any of the Sellers or their Indemnitees as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) relating to its inspection of the Hotels, including, without limitation, mechanics’ liens, damage to the Hotels, injury to persons or property resulting from such activities in connection therewith. Notwithstanding the foregoing, indemnification obligations of Purchaser and hereunder shall not include any obligation or duty whatsoever with respect to any such claims (including claims that the Property has declined in value) to the extent arising out of or resulting from (a) the mere discovery or presence of any pre-existing hazardous substances, or (b) the results or findings of any tests or analyses of Purchaser’s inspection of the Hotels, or (c) the Sellers or their Indemnitees’ gross negligence or willful misconduct. If any of the Properties are disturbed or altered in any way as a result of such activities, including sampling, boring, drilling or other physically intrusive testing, Purchaser, at its sole cost and expense, shall promptly restore such Property to the condition existing prior, as reasonably determined by the Sellers, to the commencement of such activities that disturb or alter such Property. The provisions of this Section 4.3 shall survive the Closing and shall not be deemed merged with any instrument of conveyance executed or delivered in accordance with the Hotel Purchase and Sale Agreements.

ARTICLE 5. INTERVENING OBLIGATIONS AND COVENANTS

5.01 Intervening Obligations. From the Effective Date through the Closing Date (or earlier termination of this Agreement):

(a) Operation. Each Hotel will continue to be operated and maintained, including, but not limited to, levels of Supplies, F&B, Retail Merchandise and any other inventories, and employee staffing, in the ordinary course of business of Seller.

(b) Hotel Executives. Except in the ordinary course of business (other than with respect to the general manager, whose termination or transfer shall require the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed), neither the Sellers nor the existing hotel manager shall terminate or transfer any Hotel Executive of any Hotel to another hotel owned or operated by any Seller or any Affiliate of any Seller without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion. If Purchaser fails to respond to a request for consent within ten (10) Business Days after receipt of such request, such consent shall be deemed given. The Sellers shall notify Purchaser of any voluntary resignations of any Hotel Executive within ten (10) business days of such Person’s resignation notice together with a list of proposed candidates (together with resumes) to replace such Hotel Executive.

(c) Alterations. Except as disclosed in capital plans delivered by CSC to Purchaser or as set forth on a schedule to the applicable Hotel Purchase and Sale Agreement, no Seller shall make or permit any alterations or improvements to said Seller’s Hotel or any portion of said Seller’s Hotel (other than routine alterations and improvements costing less than $100,000) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If Purchaser fails to respond to a request for consent within ten (10) Business Days after receipt of such request, such consent shall be deemed given.

(d) Contracts. No Seller shall amend, exercise any rights or options under, grant concessions regarding, enter into or renew (except for service-type contracts that are cancelable upon thirty (30) days’ or shorter notice or have a term of less than six months with an aggregate cost of less than $25,000 in the aggregate), or cancel or modify any contract or agreement that will affect or relate to said Seller’s Hotel (including leases or other occupancy agreements), without the prior written consent of Purchaser, which consent shall be granted or withheld in Purchaser’s reasonable discretion. Notwithstanding the foregoing, the Sellers shall be entitled to enter into space leases, concessions or other occupancy agreements at said Seller’s Hotel for the use of 500 square feet or less with annual aggregate rental payments of less than $10,000 and a term (including extensions) not exceeding twelve months without the prior written consent of Purchaser. If Purchaser fails to respond to a request for consent within five (5) Business Days after receipt of such request, such consent shall be deemed given.

(e) Listing and Other Offers. The Seller Parties may discuss and prepare the listing of any Seller’s Property with any broker and may discuss potential sales terms with third parties with respect to the sale, transfer, conveyance or other disposition of said Seller’s Property, but shall not make or accept any offer to sell all or any part of said Seller’s Property or otherwise enter into any contracts or agreements (whether binding or not) regarding any disposition of all or any part of said Seller’s Property. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prevent or conflict with the obligation of any Seller Party to list or otherwise market any Seller’s Property pursuant to the Amended and Restated Loan Agreement by and between an Affiliate of the Seller Parties, Columbia Hospitality, LLC, and U.S. Bank National Association (the “US Bank Obligations”), provided, however, (i) the Seller Parties shall use commercially reasonable efforts not to amend or modify the US Bank Obligations in a manner which makes them more restrictive upon the Seller Parties and (ii) CSC shall keep the Purchaser apprised of the status of its efforts with respect to the US Bank Obligations, including, without limitation, promptly delivering copies to Purchaser of any correspondence with any third parties with respect to the US Bank Obligations.

(f) Removal of Personal Property. Except as expressly permitted pursuant to any Hotel Purchase and Sale Agreement, no Seller will remove or allow to be removed any fixtures constituting Improvements or any FF&E from said Seller’s Hotel without the prior written consent of Purchaser, which consent shall be granted or withheld in Purchaser’s reasonable discretion, provided, that Purchaser’s consent shall not be required if such removed fixtures constituting Improvements or FF&E are removed and replaced in the ordinary course of the ownership, operation, maintenance and repair of said Seller’s Hotel with Improvements or FF&E, as applicable, of the same or better quality. Any Improvements or FF&E owned by any tenant or other third party may be removed without Purchaser’s consent. If Purchaser fails to respond to a request for consent within ten (10) Business Days after receipt of such request, such consent shall be deemed given.

(g) Encumbrances. Except as otherwise expressly permitted hereunder, no Seller shall sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any beneficial interest therein without the prior written consent of Purchaser, which consent shall be granted or withheld in Purchaser’s sole and absolute discretion. If Purchaser fails to respond to a request for consent within ten (10) Business Days after receipt of such request, such consent shall be deemed given.

(h) Bookings. Each Seller shall have the right, without consent of Purchaser, to make Bookings in the ordinary course of business, at no less than the standard rates of said Seller’s Hotel; provided, that each Seller shall provide Purchaser with reasonable prior notice of its entry into any group or block room rental agreement, to the extent any such agreement provides for a term of more than six (6) months and is reasonably estimated by Sellers to generate in excess of $100,000 of annual revenue.

(i) Licenses and Permits. Each Seller shall use commercially reasonable efforts to preserve in force all existing Licenses and Permits at said Seller’s Hotel and to cause all those expiring on or before the Closing Date to be renewed prior to the Closing Date. If any such License or Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall take commercially reasonable measures, at such Seller’s (and CSC’s) sole cost and expense, to cause the reinstatement of such License or Permit.

(j) Insurance. Each Seller will maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it carries as of the Effective Date with respect to said Seller’s Hotel.

(k) Violations. Each Seller shall provide copies of any written notice received by or from governmental or quasi-governmental organizations regarding any violations of any legal requirements applicable to said Seller’s Hotel, the presence of any toxic or hazardous substance or other environmental condition of said Seller’s Hotel or any written claims concerning the Licenses and Permits in place at said Seller’s Hotel.

(l) Other Actions by Sellers. No Seller, nor any employee, agent, principals, member, investor, shareholder, or contractor of any Seller, shall intentionally take any action that causes such Seller’s representations or warranties to become untrue or that would prevent the consummation of the transactions contemplated under this Agreement and the Hotel Purchase and Sale Agreements.

5.02 Third Party Consents and Approvals. In accordance with the Hotel Purchase and Sale Agreements, the Sellers and Purchaser shall use their commercially reasonable efforts to obtain any reasonably requested consents, approvals, estoppels, assignments or such other deliverables requested by Purchaser from ground lessors with respect to the ground leases, from lenders with respect to the Assumed Loans, from hotel franchisors with respect to the hotel franchise agreements and franchise affiliation of each Hotel (including the waiver of any rights of first offer or rights of first refusal that may currently exist), from parties to reciprocal easement or related operating agreements, from condominium associations, if applicable, and from parties to other material contracts affecting a Hotel.

5.03 Purchase and Sale Agreements. Purchaser and each applicable Seller shall execute and deliver within ten (10) Business Days following the Effective Date of this Agreement, an agreement for the sale and purchase of each Hotel in substantially the same form as attached hereto as Exhibit B (collectively, the “Hotel Purchase and Sale Agreements”), and the Sellers shall use commercially reasonably efforts to deliver to Purchaser all exhibits and schedules marked thereon as “Seller’s responsibility” within five (5) Business Days following the Effective Date.

5.04 Hotel Management Agreement; Strategic Alliance Agreement. The existing hotel management agreement between the applicable Seller and CSC shall be terminated by Seller and CSC at Closing at no cost or expense to Purchaser. Concurrently with the Closing, as more particularly described in the Hotel Purchase and Sale Agreements, Purchaser (or its designee) and Columbia Sussex Management LLC, a Kentucky limited liability company (“CSM”) shall execute and deliver for each Hotel, a Hotel Management Agreement substantially in the same form as attached hereto as Exhibit C (the “Hotel Management Agreement”), pursuant to which CSM shall and operate and manage the applicable Hotel on behalf of the Purchaser (or its designee). In addition, at Closing, Purchaser, REIT, CSC and Hotel Manager shall execute and deliver the Strategic Alliance Agreement substantially in the same form as attached hereto as Exhibit D. (the “Strategic Alliance Agreement”).

5.05 IPO Matters.

(a) The Parties will use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable hereafter, the IPO.

Concurrently with the REIT executing the underwriting agreement with respect to the IPO (the “Underwriting Agreement”), CSC will deliver to Purchaser a written certificate executed by its Chief Executive Officer and Chief Financial Officer certifying that the representations and warranties in clauses (vi), (vii), (xviii), (xxiv), (xxvi), (xxvii), and (xxviii) of Section 1 of the form of Underwriting Agreement attached hereto as Exhibit F relating to the Hotel Information (as defined below) (the “Underwriting Agreement Text”) are true and accurate in all material respects (knowledge as used in such clauses being deemed to refer to the knowledge of such officers) and that the Hotel Information contained in the following sections of the form of S-11 attached hereto as Exhibit E: Prospectus Summary, Risk Factors, Capitalization, Selected Financial and Operating Data, Management’s Discussion and Analysis of Financial Condition and Result of Operations, Our Business and Properties, Our Property Manager and the Management Agreements (the “S-11 Text”; and together with the Underwriting Agreement Text the “Approved Text”), does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. “Hotel Information” shall mean representations, warranties and information concerning the Hotels, including the Hotels’ historical operations or financial results, any indebtedness secured by the Hotels, any ground lease is applicable to the Hotels and their related real property, or relating to CSC, CSM or their respective Affiliates. In addition, at the pricing of the REIT Common Stock, closing of the IPO and any subsequent over allotment option, CSC will deliver a bring-down certificate executed by the Chief Executive Officer and the Chief Financial Officer of CSC to the date of the pricing of the REIT Common Stock, closing of the IPO and any subsequent over allotment option, as applicable, with respect to the Approved Text; and to the extent of any proposed amendments, modifications or updates to the Approved Text (which could include review of new sections of such documents), CSC’s obligations are conditioned on CSC’s prior reasonable confirmation and approval thereof.

(b) Prior to the consummation of the IPO, Purchaser agrees not to acquire, or enter into a definitive agreement to acquire, any additional hotel real estate assets, other than the Hotels to be conveyed pursuant to this Agreement and the related Hotel Purchase and Sale

Agreements, without CSC’s prior written consent, which may be withheld in its sole discretion; provided, however, that, notwithstanding the foregoing, Purchaser may acquire, or enter into a definitive agreement to acquire, the JW Marriott New Orleans (the “Additional Property”) in exchange for partnership units of Purchaser, shares of REIT Common Stock, assumed indebtedness or any other form of consideration (and any combination thereof), other than cash, if (i) the purchase price for such Additional Property is equal to or less than 14 times the estimated EBITDA for such Additional Property for 2010 (based on the most recent good faith estimates), and (ii) the Purchaser’s acquisition of the Additional Property will not raise the Purchaser’s proforma ratio of total debt to EBITDA to be greater than 5.75 to 1.0. In calculating the foregoing ratio, EBITDA shall be the greater of (a) EBITDA for the trailing twelve months from the quarter ended immediately prior to the latest S-11 declared effective by the SEC or (b) projected 2010 EBITDA used in connection with the IPO Marketing.

5.06 Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement and the Hotel Purchase and Sale Agreements, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), the Sellers shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

(a) Material Casualty. If the estimated amount required to fully repair or restore the Hotel damaged by such Casualty (the “Affected Hotel”) to its condition immediately prior to such Casualty, as reasonably agreed to by the Parties, equals or exceeds ten percent (10%) of the Hotel Purchase Price for the Affected Hotel (such event, a “Material Casualty”), then Purchaser shall have the right to elect, by providing written notice to the Sellers within ten (10) Business Days after Purchaser’s receipt of the Sellers’ written notice of such Casualty and the Parties’ agreement on the estimated cost to repair or restore, to (i) cause the Affected Hotel to be excluded from this Agreement, in which case the Aggregate Purchase Price shall be reduced by the Hotel Purchase Price for the Affected Hotel and this Agreement and the Hotel Purchase and Sale Agreements, except for the Hotel Purchase and Sale Agreement for the Affected Hotel, shall remain in full force and effect as to all of the other Hotels and the parties shall equitably adjust the provisions in this Agreement in good faith based on the exclusion of the Affected Hotel, or (ii) proceed to Closing, without terminating this Agreement, in which case the Sellers shall (A) provide Purchaser with a credit against the Aggregate Purchase Price in an amount equal to the lesser of: (1) the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (2) the estimated costs for the repair or restoration of the Affected Hotel required by such Casualty as reasonably agreed to by the Parties, and (B) transfer and assign to Purchaser all of the Sellers’ right, title and interest in and to all claims and proceeds from all casualty insurance policies maintained by the Sellers with respect to the Affected Hotel. If Purchaser fails to provide written notice of its election to the Sellers within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, at Purchaser’s election, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period. If the Parties are unable to agree on the estimated costs to repair or restore as provided herein within ten (10) Business Days after Purchaser’s receipt of the Seller Parties’ written notice of such Casualty, the determination of the estimated costs to repair or restore shall be made by a nationally recognized engineering firm reasonably acceptable to the Parties as promptly as possible thereafter.

(b) Non-Material Casualty. In the event of any Casualty which is not a Material Casualty, then Purchaser shall not have the right to terminate this Agreement with respect to the Affected Hotel or otherwise, but shall proceed to Closing, in which case the Seller shall (i) provide Purchaser with a credit against the Aggregate Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (B) the estimated costs for the repair or restoration required by such Casualty as reasonably agreed to by the Parties, and (ii) transfer and assign to Purchaser all of the applicable Seller’s right, title and interest in and to all claims and proceeds from all casualty insurance policies maintained by the Seller with respect to the Affected Hotel. If the Parties are unable to agree on the estimated costs to repair or restore as provided herein, the determination of the estimated costs to repair or restore shall be made by a nationally recognized engineering firm reasonably acceptable to the Parties.

5.07 Condemnation. If, at any time after the date of this Agreement and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Property (a “Condemnation”), the Sellers shall give written notice of such Condemnation to Purchaser promptly after any Seller receives notice of such Condemnation.

(a) Material Condemnation. If the Condemnation would result in the loss in value of more than ten percent (10%) of the Hotel Purchase Price for the Hotel affected by such Condemnation (or the loss of access, material parking or a loss that results in the failure of the Hotel to comply with applicable zoning regulations (the “Affected Hotel”), as reasonably agreed to by the Parties, or would otherwise have a material adverse effect on the operation of the Business at such Hotel (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to the Sellers within ten (10) Business Days after Purchaser’s receipt of the Seller’s written notice of such Condemnation and agreement on the loss in value (if applicable), to (i) cause the Affected Hotel to be excluded from this Agreement in which case the Aggregate Purchase Price shall be reduced by the Hotel Purchase Price for the Affected Hotel and this Agreement and the Hotel Purchase and Sale Agreements shall remain in full force and effect as to all of the other Hotels and the parties shall equitably adjust the provisions in this Agreement in good faith based on the exclusion of the Affected Hotel, or (ii) proceed to Closing, without terminating this Agreement, in which case the Sellers shall assign to Purchaser all of the applicable Seller’s right, title and interest in all claims, proceeds and awards from such Condemnation, other than with respect to pre-closing revenues or profits of Sellers. If Purchaser fails to provide written notice of its election to the Sellers within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, at Purchaser’s election, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period. If the Parties unable to agree on the loss in value (if applicable) as provided herein within ten (10) Business Days after Purchaser’s receipt of the Seller Parties’ written notice of such Condemnation, the determination of such loss in value shall be made by a nationally recognized appraisal firm reasonably acceptable to the Parties as promptly as possible thereafter.

(b) Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement with respect to the Affected Hotel or otherwise, but shall proceed to Closing, in which case the Sellers shall assign to Purchaser all of the applicable Seller’s right, title and interest in all claims, proceeds and awards from such Condemnation.

ARTICLE 6. CLOSING CONDITIONS AND CLOSING

6.01 Conditions to the Purchaser’s Obligation to Close. The Purchaser’s obligation to close the transactions described in this Agreement and in the Hotel Purchase and Sale Agreements is subject to the satisfaction at or prior to Closing of the following conditions precedent.

(a) The Purchaser’s registration statement on Form S-11 (the “S-11”) to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order; and

(b) The closing of the initial public offering of the shares of the REIT Common Stock of the REIT (the “IPO”) shall occur simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the closing of the IPO).

(c) The satisfaction of the “Purchaser Closing Conditions,” as such term is defined in each applicable Hotel Purchase and Sale Agreement.

(d) The representations or warranties of the CSC Parties in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(e) The covenants and obligations of the CSC Parties in this Agreement shall have been performed by them in all material respects.

6.2 Condition to the Sellers’ Obligation to Close. The Sellers’ obligation to close the transactions described in this Agreement and in the Hotel Purchase and Sale Agreements is subject to the satisfaction at or prior to Closing of the following conditions precedent.

(a) The satisfaction of the “Seller’s Closing Conditions”, as such term is defined in each applicable Hotel Purchase and Sale Agreement.

(b) The representations or warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(c) The covenants and obligations of the Purchaser in this Agreement shall have been performed by it in all material respects.

6.3 Closing. The closing of the transactions described in this Agreement and the Hotel Purchase and Sale Agreements (collectively, the “Closing”) shall occur on the day the closing conditions set forth above are satisfied (the “Closing Date”).

ARTICLE 7. PRORATIONS AND CLOSING COSTS

7.01 Prorations. Items of revenue and expense for each Hotel shall be prorated between Purchaser and the applicable Seller in accordance with each applicable Hotel Purchase and Sale Agreement.

7.02 Transaction Costs. Prior to Closing, CSC shall disburse Transaction Costs in the ordinary course. Notwithstanding anything to the contrary contained herein or in any of the Hotel Purchase and Sale Agreements: (i) if the Closing occurs, the Purchaser shall be solely responsible for all Transaction Costs and at the Closing Purchaser shall reimburse CSC for all Transaction Costs previously disbursed by CSC and the costs incurred by CSC prior to April 13, 2010 described on Schedule 7.2 attached hereto, (ii) if the Closing does not occur for any reason other than the default of the CSC Parties, a termination pursuant to Section 10.1 or the failure of a condition precedent to Purchaser’s obligation to close hereunder set forth in Section 6.1 of this Agreement, Purchaser shall promptly reimburse CSC for all Transaction Costs previously disbursed by CSC and the costs incurred by CSC prior to April 13, 2010 described on Schedule 7.2 attached hereto, and (iii) if the Closing does not occur due to the default of the CSC Parties, the CSC Parties shall be responsible for all Transaction Costs theretofore incurred.

7.03 Survival. The terms of this Article 7 shall survive the Closing and shall not be deemed merged with any instrument of conveyance executed or delivered in accordance with the Hotel Purchase and Sale Agreements.

ARTICLE 8. REPRESENTATION AND WARRANTIES

8.01 CSC Party’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, each CSC Party hereby makes the representations and warranties in this Section, but only with respect to itself and its portion of the Property or interest therein, upon which the Sellers acknowledge and agree that Purchaser is entitled to rely.

(a) Organization and Authority. Each CSC Party is duly organized and legally existing, the execution and delivery by each CSC Party of, and each of CSC Party’s performance under, this Agreement and the Hotel Purchase and Sale Agreements are within each CSC Party’s powers and have been duly authorized by all requisite action, and the person executing this Agreement on behalf of each CSC Party has the authority to do so. Each Seller has full right, corporate, limited liability company or partnership power and authority to transfer its respective Property to Purchaser as contemplated by this Agreement and the Hotel Purchase and Sale Agreements, to carry out its obligations hereunder, and to execute, deliver, and perform all of the documents and transactions contemplated by this Agreement, including those required in connection with the Hotel Purchase and Sale Agreements. No consent of any partner, shareholder, beneficiary, investor or member is required in connection with the execution by any of the Sellers of this Agreement and/or the performance by any of the CSC Parties of their obligations hereunder.

(b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of each CSC Party, enforceable in accordance with its terms, subject to laws applicable generally to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the right of contracting parties generally.

(c) No Conflict. Subject to the Parties’ procurement of the necessary consents or waivers, as set forth in the applicable Hotel Purchase and Sale Agreement, performance of this Agreement by each CSC Party will not result in a breach of, or constitute any default under any agreement or instrument to which any CSC Party is a party, which breach or default will adversely affect any CSC Party’s ability to perform its obligations under this Agreement.

(d) Casualty/Condemnation. No Hotel has suffered or incurred a Casualty during the preceding 12-month period that has not been repaired or replaced to a condition of equal or better quality than existed prior to such Casualty. None of the Hotels are presently the subject of any Condemnation or similar proceeding, and no such Condemnation is currently threatened or pending as of the Effective Date.

(e) Assumed Loans. The Sellers have provided to or otherwise made available to Purchaser, true, correct and complete copies of all of the loan documents for the Assumed Loans. No Seller has received written notice from any lender that the borrower or any other Person is presently in default under any of the Assumed Loans or there is an uncured event of default under the Assumed Loans.

(f) No Brokers. No CSC Party authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and the Sellers have not dealt with any broker or finder purporting to act on behalf of any Seller or otherwise.

(g) Patriot Act. Neither any CSC Party nor any beneficial owner of any CSC Party: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(h) Completeness; Non-Disclosure. The CSC Parties have delivered or otherwise made available true, correct and complete copies of the Due Diligence materials requested by Purchaser. The Sellers have not intentionally failed to disclose any fact that would make (a) any of Seller’s representations and warranties or (b) the information contained in the materials delivered or made available to Purchaser (excluding, however, any information prepared by third parties) materially misleading.

(i) Private Placement. The CSC Parties acknowledge that the shares of REIT Common Stock that may acquire upon adjustment of the Aggregate Purchase Price or the payment of the 2010 Payment or the 2011 Payment will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of the CSC Parties represent and warrant to Purchaser that it is, and will be upon the receipt of any shares of REIT Common Stock issued pursuant to this Agreement, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Each of CSC Parties agree that any shares of REIT Common Stock to be acquired pursuant to this Agreement are being, and will be, acquired by it for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). The CSC Parties further acknowledge that the transfer of any such shares of REIT Common Stock will be subject to certain restrictions pursuant to applicable securities laws.

(j) AS-IS, WHERE-IS. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE APPLICABLE HOTEL PURCHASE AND SALE AGREEMENT, THE PROPERTY IS SOLD “AS-IS – WHERE-IS” IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6.01 OF EACH OF THE HOTEL PURCHASE AGREEMENTS.

8.02 Purchaser’s Representations and Warranties. As a material inducement to the Sellers to execute this Agreement and consummate this transaction, Purchaser represents and warrants to the Sellers that as of the Effective Date:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement. This Agreement has been authorized and properly executed and constitutes, the valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors rights and to the application of equitable principles by a court.

(b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to laws applicable generally to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the right of contracting parties generally.

(c) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(d) No Brokers. Purchaser has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and Purchaser has not dealt with any broker or finder purporting to act on behalf of Purchaser or otherwise.

(e) Patriot Act. Neither Purchaser nor any beneficial owner of Purchaser: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

ARTICLE 9. DEFAULT AND REMEDIES/RIGHT TO TERMINATE

9.01 Seller’s Default. If any Seller fails in any material respect to perform its obligations under this Agreement or any Hotel Purchase and Sale Agreement and does not cure such failure within five (5) days after its receipt of written notice of such failure from Purchaser (other than Seller’s obligations pursuant to Section 6.3 hereof and Article 10 of each Hotel Purchase and Sale Agreement for which there shall be no notice and cure right), then Purchaser may elect as its sole and exclusive remedy (at law or in equity): (a) to terminate this Agreement and any of the Hotel Purchase and Sale Agreements by giving the Sellers written notice of such election prior to or at Closing whereupon the Sellers shall reimburse Purchaser for all Transaction Costs incurred by Purchaser (or its Affiliates); (b) to waive the default and close; or (c) to seek specific performance of this Agreement and any of the Hotel Purchase and Sale Agreements against the Sellers and any and all of their Affiliates. The terms of this Section 9.1 shall survive the Closing and shall not be deemed merged with any instrument of conveyance executed or delivered in accordance with the Hotel Purchase and Sale Agreements.

9.02 Purchaser’s Default. If Purchaser fails to acquire the Property pursuant to the terms of this Agreement or the Hotel Purchase and Sale Agreement other than as the result of a default by any Seller under this Agreement or the applicable Hotel Purchase and Sale Agreement or a failure of a condition precedent to Purchaser’s or its Affiliates’ obligations to close the transactions contemplated by this Agreement or any of the Hotel Purchase and Sale Agreements, then Seller’s sole remedy at law or in equity in such event shall be to terminate this Agreement and the Hotel Purchase and Sale Agreements.

ARTICLE 10. TERMINATION RIGHTS

10.01 Termination. Notwithstanding anything to the contrary contained herein or in the Hotel Purchase and Sale Agreements, this Agreement and the Hotel Purchase and Sale Agreements may be terminated at any time prior to the Closing, as follows:

(a) By mutual consent; or

(b) By either party, if on or prior to September 24, 2010, the REIT and the underwriters have not determined the price to the public of the REIT Common Stock in connection with the effectiveness of the S-11 under the Securities Act with a closing scheduled for the week of September 26, 2010 (such determination and scheduled closing the “IPO Closing Condition”); or

(c) By either party, if the REIT has not commenced the marketing and promotion of the proposed IPO to potential investors pursuant to a so-called “road show” and, in connection therewith, commenced the distribution of a preliminary prospectus to prospective investors (the “IPO Marketing”) on or prior to September 7, 2010 (the “IPO Marketing Outside Date”), provided, however, Purchaser shall be entitled to extend the IPO Marketing Outside Date for up to five (5) Business Days if the underwriters and the REIT reasonably determine that such extension is not reasonably expected to cause the Purchaser to be unable to satisfy the IPO Closing Condition; or

(d) By either party, if the Closing have not occurred by September 29, 2010.

Notwithstanding the foregoing, no CSC Party shall have the right to terminate this Agreement pursuant to Section 10.1(b) or Section 10.1(c) if Purchaser delivers evidence satisfactory to Seller in Seller’s sole discretion that Purchaser has the financial capability to complete the transactions contemplated hereunder and under the Hotel Purchase and Sale Agreements on or before the week of September 26, 2010 without effectuating the IPO.

Upon termination of this Agreement and the Hotel Purchase and Sale Agreements pursuant to this Section 10.1, then Sellers shall reimburse Purchaser for all of its Transaction Costs. In no event shall Purchaser’s failure or inability to commence the road show process, to obtain by agreement with the underwriters a price to the public of the REIT Common Stock that would be sufficient to permit the Purchaser to fund its obligations under this Agreement, including, without limitation, the Aggregate Purchase Price and Transaction Costs, or to satisfy the IPO Closing Condition constitute a default or event of default under this Agreement or the Hotel Purchase and Sale Agreements.

ARTICLE 11. INDEMNIFICATION AND SURVIVAL

11.01 Indemnification by Sellers. Subject to the limitations set forth in this Agreement, the Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser or any its Indemnitees, from and after the Closing, from and against any Liabilities incurred by Purchaser or any of its Indemnitees to the extent resulting from (i) the material breach of any representations or warranties of any Seller in this Agreement or any document delivered at Closing, (ii) any material breach by any Seller of its covenants or obligations under this Agreement, (iii) any liability imposed upon Purchaser or any of its Indemnitees relating to the operation of the Business at any Hotel and/or the operations of any Seller, including, but not limited to, the employment of the employees of each Hotel, any unpaid or underpayment of any sales, use, transit, occupancy or similar taxes, prior to the Closing Date and (iii) any Retained Liabilities.

11.02 Indemnification by Purchaser. Subject to the limitations set forth in this Agreement, Purchaser shall indemnify and hold harmless the Sellers and their Indemnitees, from and after the Closing, from and against any Liabilities incurred by any Seller or any of their Indemnitees to the extent resulting from any (i) any liability imposed upon Seller and/or any

Seller Indemnitees relating to the operation of the Business at any Hotel and/or operations of Purchaser after the Closing, and (ii) Assumed Liabilities, in each case unless as the result of the actions of the Hotel Manager including, without limitation, as a result of the failure of the Hotel Manager to comply with the terms with, or otherwise breach, a Hotel Management Agreement.

11.03 Limitations on Indemnification.

(a) Except as expressly set forth in any Hotel Purchase and Sale Agreement, the obligations of Sellers under Section 11.1 shall not extend to (i) any Liabilities arising out of the alleged presence at, or release or disposal from, any Property of any hazardous substances, or the alleged violation of any environmental laws, (ii) any Liabilities arising out of a violation of any legal requirement with respect to the physical condition, maintenance or improvement of any Property (including without limitation zoning and building codes, and the Americans with Disabilities Act) which exists on or before the Closing Date and does not otherwise violate a representation or warranty set forth in this Agreement, or (iii) any Liability arising out of the state of the physical condition, maintenance or improvement of any Property on or before the Closing Date that does not otherwise constitute a breach of any covenant in this Agreement. The indemnities provided in this Article 11 and the other indemnities set forth in this Agreement relating to the conduct of the parties after the Closing shall be the sole and exclusive remedies of Seller and Purchaser from and after Closing with respect to any claim under this Agreement or otherwise relating to any Property. Notwithstanding anything in this Agreement to the contrary, the term Liabilities shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages.

(b) Notwithstanding anything in this Agreement to the contrary, (a) Sellers shall be obligated to indemnify and hold Purchaser harmless only with respect to losses, damages, liability, claims, costs or expenses (including, without limitation, reasonable attorneys’ fees) resulting from one or more breaches of Sellers’ warranties and representations until such losses, damages, liabilities, claims, costs or expenses in the aggregate exceed Two Hundred and Fifty Thousand Dollars ($250,000), (b) Purchaser shall have no right to file an action for rescission in connection with any breaches of Sellers’ representations, warranties, covenants, or agreements, and (c) Sellers’ aggregate liability to Purchaser with respect to any and all breaches of Sellers’ representations, warranties, covenants, and agreements in this Agreement and the agreements contemplated herein shall not exceed five percent (5%) of the Aggregate Purchase Price (the “Liability Cap”), and Purchaser hereby waives its rights with respect to any Damages in excess of the Liability Cap. This Section shall survive the Closing without limitation.

11.04 Survival of Obligations. All representations and warranties contained in this Agreement and liability for breach of any covenant of by any CSC Party set forth in this Agreement or any document delivered at Closing shall survive the Closing for a period of twelve (12) months (the “Survival Period”) and shall not merge into any of the documents delivered at Closing; provided, however, that no Person shall have any Liability or obligation with respect to any breach of representation or warranty contained in this Agreement or, with respect to any CSC Party, breach of any covenant set forth in this Agreement unless on or prior to the expiration of the Survival Period, the party seeking to assert liability under such representation or warranty or covenant shall have notified the other party in writing setting forth specifically the representation or warranty or covenant allegedly breached and a detailed description of the alleged breach. All Liabilities and obligations of both parties under any representation or warranty and, with respect to Seller, any covenant set forth in this Agreement, shall lapse and be of no further force or effect with respect to any matter not contained in a written notice delivered as contemplated above on or prior to the expiration of the Survival Period.

11.05 Indemnification Procedure.

(a) Resolution of Indemnification Claim Not Involving Third Party Claim. If Purchaser or its Indemnitees or any of the Sellers or their Indemnitees (as the case may be, an “Indemnified Party”) has an Indemnification Claim under Sections 11.1 or 11.2, respectively (any such claim, an “Indemnification Claim”), and (the Indemnification Claim does not involve a claim by a third party and is disputed by the indemnifying party (the “Indemnitor”), the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

(b) Resolution of Indemnification Claim Involving Third Party Claim. If the Indemnification Claim involves a claim by a third party, the Indemnitor shall have the right (but not the obligation) to assume the defense of such third party’s claim, at its sole cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such third party’s claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the third party’s claim shall be reasonably satisfactory to the Indemnified Party (unless selected by Indemnitor’s insurance company), (ii) the Indemnified Party, at its cost and expense, may participate in, but shall not control, the defense of such third party’s claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which (1) requires any performance by or imposes any obligation on the Indemnified Party or results in any encumbrance on any property of the Indemnified Party, other than the payment of money which shall be paid by the Indemnitor or (2) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third party’s claim. The Indemnified Party shall not enter into any settlement agreement with respect to the Indemnification Claim without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. The Indemnitor shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgement of any third party’s claim (A) as to which the Indemnitor fails to assume the defense within a reasonable period of time (but in no event less than the earlier of thirty (30) days or the date which is five (5) days prior to the date a response is due), or (B) to the extent the third party’s claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnitor without the prior written consent of such Indemnitor.

11.06 Survival. The terms of this Article 11 shall survive the Closing and shall not be deemed merged with any instrument of conveyance executed or delivered in accordance with the Hotel Purchase and Sale Agreements.

ARTICLE 12. MISCELLANEOUS

12.01 Parties Bound. Neither the Sellers nor Purchaser may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without the Sellers’ consent to an Affiliate of Purchaser. Purchaser shall not be relieved of its obligations under this Agreement in the event of such assignment until the Closing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devises of the parties.

12.02 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.03 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.04 Governing Law. This Agreement shall, in all respects, be governed, construed, applied and enforced in accordance with the laws of the State of Delaware.

12.05 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed merged with any instrument of conveyance executed or delivered in accordance with the Hotel Purchase and Sale Agreements.

12.06 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

12.07 Entirety and Amendments. This Agreement, along with the Hotel Purchase and Sale Agreements, embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the acquisition of the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.08 Time. Time is of the essence in the performance of this Agreement.

12.09 Confidentiality. Neither party shall make any public announcement or other disclosure of the economic terms of this Agreement to outside brokers or third parties, before the Closing, without the prior written specific consent of the other party; provided, however, that either party may (a) make disclosure of this Agreement to its lenders, prospective lenders, creditors, investors and potential investors, officers, employees, legal counsel, accountants and agents as necessary to perform its obligations hereunder, including, nut not limited to, the disclosure of this Agreement and its terms that may be required in connection with any public offering and securities registration, and (b) make disclosure of any such information that is public or has otherwise already been disclosed publicly by the other party.

12.010 Enforcement Expenses. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees and costs, expended or incurred in connection therewith.

12.011 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (a) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (b) on the third (3rd) business day next following the date of its mailing by certified mail, postage prepaid, at a post office maintained by the United States Postal Service, or (c) upon the receipt by facsimile or email transmission as evidenced by a receipt transmission report (followed by delivery by one of the other means identified in (a)-(b)), addressed as follows:

If to Purchaser:

Clearview Hotel Operating Partnership

c/o Clearview Hotel Trust, Inc.

180 Newport Center Drive, Suite 178

Newport Beach, CA 92660

Attention: Jon D. Kline

Facsimile: (949) 706-3444

Email: kline@clearviewhotelcapital.com

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Gilbert G. Menna Esq. and Samuel L. Richardson

Facsimile: (617) 570- 8591

Email: gmenna@goodwinprocter.com ;

srichardson@goodwinprocter.com

If to Sellers or CSC:	Columbia Sussex Corporation 740 Centre View Blvd. Crestview Hills, KY 41017 Attention: Ted Mitchel and Derek Haught Facsimile: (859) 578-1190 Email: ted@columbiasussex.com derek@columbiasussex.com

with a copy to:	Katz, Teller, Brant & Hild 255 East Fifth Street, Suite 2400 Cincinnati, OH 45202 Attention: Andrew R. Berger Facsimile: (513) 762-0078 Email: aberger@katzteller.com

Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

Notwithstanding anything to the contrary, any notice given in accordance with the terms of this Section 12.11 to the persons listed above for the Sellers shall be deemed notice to each of the Sellers.

12.012 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and the documents to be executed at the Closing and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the documents to be delivered at Closing or any exhibits or amendments thereto.

12.013 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. California Time.

12.014 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile or electronic mail PDF copies of counterparts of the signature pages.

12.015 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.016 Cooperation. The parties shall cooperate with one another in connection with any governmental filings, applications or approvals which Purchaser desires to make in connection with the Property, including, without limitation, any matters relating to filings for local or state licenses and permits and filings for federal or state securities registration.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

[Purchaser’s Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written above.

PURCHASER:

CLEARVIEW HOTELS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Clearview Hotel Trust, Inc., its general partner

By:	/s/ Jon D. Kline
Name:	Jon D. Kline
Title:	Chief Executive Officer and President

[Seller’s Signature page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written above.

SELLERS:

CP EL PASO, LTD., a Kentucky limited partnership

By:	El Paso GP, LLC, an Ohio limited liability company
Its:	General Partner

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

CW HOTEL LIMITED PARTNERSHIP, an Ohio limited partnership

By:	CW Hotels GP, LLC, an Ohio limited liability company
Its:	General Partner

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

COLUMBIA PROPERTIES ROCHESTER, LTD., a Kentucky limited partnership

By:	Rochester GP, LLC, a Kentucky limited liability company
Its:	General Partner

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

[Seller Parties’ Signature Page to Purchase Agreement (2/4)]

COLUMBIA PROPERTIES ANCHORAGE, L.P., an Ohio limited partnership

By:	CP Anchorage GP, LLC, an Ohio limited liability company
Its:	General Partner

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

COLUMBIA PROPERTIES ALABAMA, LLC, a Delaware limited liability company

By:	Columbia Sussex Corporation, a Kentucky corporation
Its:	Manager

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

COLUMBIA PROPERTIES PHILADELPHIA, LLC, a Delaware limited liability company

By:	Columbia Sussex Corporation, a Kentucky corporation
Its:	Manager

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

COLUMBIA EAST LANSING HOTEL, INC., a Kentucky corporation

By:	/s/ Derek J. Haught
Name:	Derek J. Haught
Title:	VP of Finance

[Seller Parties’ Signature Page to Purchase Agreement (3/4)]

COLUMBIA PROPERTIES GREENSBORO, LTD., a Kentucky limited partnership

By:	CP Greensboro GP, LLC, a Delaware limited partnership
Its:	General Partner

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

CP MESA, LTD., a Kentucky limited partnership

By:	Mesa General, LLC, an Ohio limited liability company
Its:	General Partner

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

COLUMBIA PROPERTIES HARRISBURG, LLC, a Delaware limited liability company

By:	Columbia Sussex Corporation, a Kentucky corporation
Its:	Manager

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

CP JACKSON, LLC, a Delaware limited liability company

By:	Columbia Sussex Corporation, a Kentucky corporation
Its:	Manager

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

[Seller Parties’ Signature Page to Purchase Agreement (4/4)]

COLUMBIA PROPERTIES KNOXVILLE, LLC, a Delaware limited liability company

By:	Columbia Sussex Corporation, a Kentucky corporation
Its:	Manager

	By:	/s/ Derek J. Haught
Name: Derek J. Haught
	Title:	VP of Finance

COLUMBIA PROPERTIES WESTSHORE, LLC, a Delaware limited liability company

By:	Columbia Sussex Corporation
Its:	Manager

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

COLUMBIA PROPERTIES ALBUQUERQUE, LLC, a Delaware limited liability company

By:	Columbia Sussex Corporation, a Kentucky corporation
Its:	Manager

	By:	/s/ Derek J. Haught
	Name:	Derek J. Haught
	Title:	VP of Finance

CSC:

COLUMBIA SUSSEX CORPORATION, a Kentucky corporation

By:	/s/ Derek J. Haught
Name:	Derek J. Haught
Title:	VP of Finance

SCHEDULE 1

LIST OF SELLERS

CP El Paso, Ltd.

CW Hotel Limited Partnership

Columbia Properties Rochester, Ltd

Columbia Properties Anchorage, L.P.

Columbia Properties Alabama, LLC

Columbia Properties Philadelphia, LLC

Columbia East Lansing Hotel, Inc.

Columbia Properties Greensboro, Ltd.

CP Mesa, Ltd.

Columbia Properties Harrisburg, LLC

CP Jackson, LLC

Columbia Properties Knoxville, LLC

Columbia Properties Westshore, LLC

Columbia Properties Albuquerque, LLC

SCHEDULE 2

LIST OF HOTELS

Marriott El Paso

Le Merigot Santa Monica

Doubletree Rochester

Marriott Anchorage

Doubletree Birmingham

Renaissance Philadelphia Airport

Marriott East Lansing

Marriott Greensboro

Courtyard El Paso

Courtyard Harrisburg Hershey

Marriott Jackson

Marriott Knoxville

Marriott Tampa Westshore

Marriott Albuquerque

SCHEDULE 3

ASSUMED LOANS

Hotel	Lender

Marriott Tampa Westshore
Marriott East Lansing
Marriott Greensboro
Renaissance Philadelphia Airport
Marriott Jackson
Marriott Knoxville

SCHEDULE 4

PURCHASE PRICE ALLOCATION BY HOTEL

To be agreed upon in good faith by the parties hereto during the finalization of the individual Hotel Purchase and Sale Agreements

SCHEDULE 7.2

APPROVED CSC COSTS

To be agreed upon in good faith by the parties hereto within ten (10) Business Days after the date of this Agreement.

EXHIBIT A 1-14

LEGAL DESCRIPTIONS

To be attached to the individual Hotel Purchase and Sale Agreements.

EXHIBIT B

FORM OF HOTEL PURCHASE AND SALE AGREEMENT

[Intentionally Omitted]

EXHIBIT C

FORM OF HOTEL MANAGEMENT AGREEMENT

[Intentionally Omitted]

EXHIBIT D

FORM OF STRATEGIC ALLIANCE AGREEMENT

[Intentionally Omitted]